June 22, 2011
FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL
REPORTS MAY 2011 OPERATING DATA

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics.  Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“May operating results were vibrant despite a choppy market,” stated CEO Paul Reilly.  Securities commissions and fees were up 15 percent over last year’s May and up 2.4 percent over last month.

“Total Assets Under Administration were up 20 percent over last May to $282 billion although flat with last month. Assets Under Management were up 30 percent over last year’s May and also flat with last month. Although the market suffered declines in late May, the combination of a significant percentage of our assets on advance billings and strong net inflows of client assets kept our operating metrics stronger than the market,” stated Reilly. “The Howe Barnes acquisition alone added $1 billion to our Assets Under Administration.

“Although the number of lead managed deals was up in Equity Capital Markets, M&A activity was much weaker in May than last month. The Fixed Income business continued its steady performance in May. Bank loan balances were flat over last May and last month while the credit quality continues its gradual improvement.

“The June market has been very challenging, especially for our Capital Markets businesses.  Although backlog is solid, activity has slowed due to the volatile stock market and the low interest rate environment.”

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 5,300 financial advisors serving 1.9 million accounts in 2,400 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $282 billion, of which approximately $37 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2010 annual report on Form 10-K and the quarterly report on Form 10-Q for the quarters ended December 31, 2010 and March 31, 2011, which are available on RAYMONDJAMES.COM and SEC.GOV.

	May 2011	May 2010	April 2011
	(21 business days)	(20 business days)	(20 business days)

Securities commissions and fees (1)	$ 186.9 mil.	$ 162.4 mil.	$ 182.5 mil.

Total client assets under administration	$ 282 bil.(2)	$ 234.6 bil.	$ 282 bil.

# of lead managed underwritings (3)	7	8	5

Financial assets under management (excluding Money Market Funds) (4)	$ 36.9 bil.	$ 28.4 bil	$ 36.9 bil.

Raymond James Bank total loans, net	$ 6.1 bil.	$ 6.1 bil.	$ 6.1 bil.

(1)  Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.

(2)  Total client assets under administration include $1 billion of assets resulting from the Howe Barnes acquisition.

(3)  This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions, M&A and co-managed deals and transaction fees.

(4)  This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.

For more information, please contact Steve Hollister at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.